AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 1997
                         REGISTRATION STATEMENT NO. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                             ----------------------

                            CHELSEA GCA REALTY, INC.
             (Exact name of registrant as specified in its charter)

    MARYLAND                                                 22-3251332
 (State or other jurisdiction                             (I.R.S. employer
 of incorporation or organization)                      identification number)


                             103 Eisenhower Parkway
                           Roseland, New Jersey 07068
                                 (973) 228-6111
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                            LESLIE T. CHAO, PRESIDENT
                             103 EISENHOWER PARKWAY
                           ROSELAND, NEW JERSEY 07068
                                 (973) 228-6111
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ----------------------
                                   COPIES TO:

    MARTIN H. NEIDELL, ESQ.                        THOMAS R. SMITH JR., ESQ.
 STROOCK & STROOCK & LAVAN LLP                     EDWARD F. PETROSKY, ESQ.
    180 Maiden Lane                                    BROWN & WOOD LLP
 New York, New York 10038                           One World Trade Center
                                                   New York, New York 10048

                      -------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.

                    -------------------------------------
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /x/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box|_|
                             ----------------------

                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
                                                          Proposed                 Proposed
Title of each                      Amount to              Maximum                  Maximum                     Amount of
Class of                           be                     Offering                 Aggregate                   Registration
Securities to be                   Registered             Price                    Offering                    Fee
Registered                                                Per Unit                 Price(1)

----------------------------------------------------------------------------------------------------------------------------------
Cumulative Redeemable
Preferred Stock                    1,000,000 Shares       $50.00                   $50,000,000                 $14,750
----------------------------------------------------------------------------------------------------------------------------------
(1)    Estimated solely for the purpose of computing the registration fee in accordance with Rule 457 (c) of the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

PROSPECTUS

                 SUBJECT TO COMPLETION, DATED DECEMBER 18, 1997

                                1,000,000 SHARES

                            CHELSEA GCA REALTY, INC.
               8 3/8% Series A Cumulative Redeemable Preferred Stock
                           (Par Value $0.01 Per Share)
             (Liquidation Preference Equivalent to $50.00 Per Share)
                             ----------------------

     The shares of 8 3/8% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (the "Preferred Shares"), of Chelsea GCA Realty, Inc. (the "Company") offered hereby were issued (the "Original Offering") on October 15, 1997 (the "Original Offering Date") to Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Initial Purchaser") and were simultaneously sold by the Initial Purchaser in compliance with Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), to "qualified institutional buyers" (as defined in Rule 144A).

     The Preferred Shares may be offered and sold from time to time by the holders named in an accompanying supplement to this Prospectus (each, a "Prospectus Supplement") or by their transferees, pledgees, donees or successors pursuant to this Prospectus (collectively, "Selling Holders"). The Preferred Shares may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution" and "Selling Holders." If required, the names of any such agents or underwriters involved in the sale of the Preferred Shares and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in a Prospectus Supplement. The Selling Holders will receive all of the net proceeds from the sale of the Preferred Shares and will pay all underwriting discounts and selling commissions, if any, applicable to any such sale. The Initial Purchaser is responsible for payment of certain other expenses incident to the offer and sale of the Preferred Shares. The Selling Holders and any dealers, agents or underwriters which participate in the distribution of the Preferred Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Preferred Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

     Dividends on the Preferred Shares will be cumulative from the Original Offering Date and will be payable quarterly on the 15th day of January, April, July and October of each year, commencing January 15, 1998, at the rate of 8.375% of the liquidation preference per annum (equivalent to $4.1875 per share per annum).

     The Preferred Shares are not redeemable prior to October 15, 2027. On and after October 15, 2027, the Preferred Shares may be redeemed for cash at the option of the Company, in whole or in part, at a redemption price of $50.00 per share, plus accumulated and unpaid dividends, if any, thereon. The redemption price (other than the portion thereof consisting of accumulated and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Company, which may include other series of preferred stock, and from no other source. The Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities of the Company. See "Description of Preferred Shares - Redemption." In order to maintain its qualification as a real estate investment trust for federal income tax purposes, the Company's Articles of Incorporation impose limitations on the number of shares of capital stock, including Preferred Shares, that may be owned by any stockholder. See "Description of Preferred Shares - Restrictions on Transfer."

                        ----------------------
         SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN INFORMATION
                RELEVANT TO AN INVESTMENT IN THE PREFERRED SHARES
                             ----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

               The date of this Prospectus is ___________________.

                              AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices of the
Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661; and 7 World Trade Center, Suite 1300, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or from the Commission's Web site which contains reports, proxy and information statements and other information regarding registrants that file electronically at http://www.sec.gov. Such materials can also be inspected at the office of the New York Stock Exchange, Inc. on which exchange the Company's Common Stock is listed.

     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits thereto, called the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the Rules and Regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission or on the Commission's Web site. Statements contained in this Prospectus as to the contents of any documents referred to are not necessarily complete; with respect to any such document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission and are incorporated herein by reference:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

    (c)      Current Report on Form 8-K dated April 11, 1997; and

    (d) The information contained in the section "Policies With Respect to Certain Activities" contained in the Registration Statement on Form S-11 (File No. 33-67870) filed on August 25, 1993, as amended.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Preferred Shares offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to Investor Relations, Chelsea GCA Realty, Inc., 103 Eisenhower Parkway, Roseland, New Jersey 07068, Telephone (973) 228-6111.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain of the matters discussed under the caption "Risk Factors" and elsewhere in this Prospectus or in the information incorporated by reference herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act") and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Some of the factors that may cause such material differences are set forth herein under the caption "Risk Factors."

                               PROSPECTUS SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus or incorporated by reference herein. All references to the Company in this Prospectus include the Operating Partnership (as defined herein), those entities owned or controlled by the Operating Partnership and predecessors of the Operating Partnership, unless the context indicates otherwise.

                                   THE COMPANY

     Chelsea GCA Realty, Inc. (the "Company") is a self-administered and self-managed real estate investment trust ("REIT") that specializes in the development, leasing, marketing, management and long-term ownership of upscale and fashion-oriented manufacturers' outlet centers. As of September 30, 1997, the Company owned and operated 19 centers (the "Properties"), containing approximately 4.1 million square feet of gross leasable space ("GLA"), in eleven states. The Properties generally are located near densely populated, high-income metropolitan areas or at or near major tourist destinations. The Company's existing portfolio includes properties in or near New York City, Los Angeles, San Francisco, Sacramento, Portland (Oregon), Kansas City, Atlanta, Cleveland, Honolulu, the Napa Valley, Palm Springs and the Monterey Peninsula. In October 1997, the Company opened the 227,000 square foot first phase of Wrentham Village Premium Outlets (Wrentham, Massachusetts), located near the junction of Interstates 95 and 495 between Boston and Providence. The Company also has properties under development, an expansion of Woodbury Common (Central Valley, New York), its largest center, and expansions of other existing centers. As of September 30, 1997, the Company's portfolio was 99% leased and contained approximately 1,100 stores with approximately 350 different tenants.

     Between the Company's initial public offering of Common Stock and the formation transactions in November 1993 ("IPO") and September 30, 1997, the Company developed, acquired and opened approximately 2.4 million square feet of new GLA, contained in seven new centers, one acquired center and the expansions of twelve existing centers. In March 1997, the Company acquired Waikele Factory Outlets, a manufacturers' outlet center near Honolulu, Hawaii with 214,000 square feet of GLA. The Company is in the process of entitling sites and planning development for 1998 and beyond.

     All of the Company's interests in the Properties are held by, and all of its operations relating to the Properties are conducted through, Chelsea GCA Realty Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"), which is 81.6% owned and managed by the Company (exclusive of the Series A Preferred Units (as defined herein)).

     The Company is organized under the laws of the State of Maryland. Its principal executive office is located at 103 Eisenhower Parkway, Roseland, New Jersey 07068, telephone (973) 228-6111.

                                  THE OFFERING

The Issuer........................  Chelsea GCA Realty, Inc., a
                                    self-administered and self-managed real
                                    estate investment trust.

Securities Offered...............   1,000,000 shares of 8 3/8% Series A
                                    Cumulative Redeemable Preferred Stock.

Selling Holders..................   The Preferred Shares were originally issued
                                    by the Company and sold by the Initial
                                    Purchaser in compliance with Rule 144A under the Securities Act to "qualified institutional buyers." These purchasers or their transferees, pledgees, donees, or successors may from time to time offer and sell, pursuant to this Prospectus, any or all of the Preferred Shares. See "Selling
                                    Holders."

Ranking..........................   With respect to the payment of dividends and
                                    amounts upon liquidation, the Preferred
                                    Shares will rank on a parity with all other shares of preferred stock of the Company which are not by their terms junior to the Preferred Shares and will rank senior to the Common Stock and all other shares of capital stock of the Company which, by their terms, rank junior to the Preferred Shares. See
                                    "Description of Preferred Shares --Rank."

Dividends........................   Dividends on the Preferred Shares are
                                    cumulative from the Original Offering Date and are payable quarterly on the 15th day of January, April, July and October of each year, commencing on January 15, 1998, at the rate of 8.375% of the liquidation preference per annum (equivalent to $4.1875 per share per annum). Dividends on the Preferred
                                    Shares will accumulate whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. See "Description of Preferred Shares-- Dividends."

Liquidation Preference............  The Preferred Shares will have a liquidation preference of $50.00 per share, plus an
                                    amount equal to accumulated and unpaid
                                    dividends, if any, thereon. See "Description of Preferred Shares--Liquidation
                                    Preference."

Redemption........................  The Preferred Shares are not redeemable prior to October 15, 2027. On and after
                                    October 15, 2027, the Preferred Shares will be redeemable for cash at the option of the Company, in whole or in part, at $50.00 per share, plus accumulated and unpaid dividends, if any, thereon. The redemption price (other than the portion thereof consisting of accumulated and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Company, which may include other series of preferred stock, and from no other source. See "Description of Preferred
                                    Shares--Redemption."

Voting Rights.....................  If dividends on the Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the Preferred Shares (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on the Board of Directors of the Company until all dividend arrearages have been paid. See "Description of Preferred Shares--Voting Rights."

Conversion........................  The Preferred Shares are not convertible or exchangeable for any other property or
                                    securities of the Company.

Ownership Limits..................  The Preferred Shares are subject to certain restrictions on transfer intended to
                                    preserve the Company's status as a REIT for federal income tax purposes. In general, under such restrictions, a holder may not acquire or own Preferred Shares to the extent that such ownership causes a person to own more than 7% of the value of the outstanding series of Preferred Shares, taking into account applicable constructive ownership rules of the Internal Revenue Code of 1986, as amended (the "Code"). Under these rules, Preferred Shares held by entities such as corporations, mutual funds, insurance companies and pension trusts would be treated as owned by their ultimate individual beneficial owners for purposes of applying the 7% ownership limit. See "Description of Preferred
                                    Shares--Restrictions on Transfer."

Registration Rights...............  Pursuant to a Registration Rights Agreement
                                    (the "Registration Rights Agreement") among the Company, the Operating Partnership and the Initial Purchaser, the Company agreed to use its best efforts to keep the Registration Statement effective until two years after the Original Offering Date or such shorter period ending when all the Preferred Shares have been sold thereunder. Liquidated Damages will be payable under certain circumstances if the Company is not in compliance with its obligations under the Registration Rights Agreement. See "Registration Rights."

Form..............................  The Preferred Shares will be represented by a single fully-registered certificate in book-entry form registered in the name of the nominee of DTC, except under the limited circumstances described herein.

Absence of Market for the
Preferred Shares..................  The Preferred Shares are a new issue of securities with no established trading
                                    market. Although the Initial Purchaser has informed the Company that it currently intends to make a market in the Preferred Shares, the Initial Purchaser is not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Preferred Shares. See "Plan of Distribution."

Use of Proceeds...................  The Selling Holders will receive all of the proceeds from the sale of the Preferred
                                    Shares offered hereby. The Company will not receive any proceeds from the sale of such Preferred Shares.

                                  RISK FACTORS

     PROSPECTIVE PURCHASERS OF PREFERRED SHARES SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND SHOULD PARTICULARLY CONSIDER THE FOLLOWING MATTERS. CERTAIN STATEMENTS SET FORTH BELOW UNDER THIS CAPTION CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE REFORM ACT. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" FOR ADDITIONAL FACTORS RELATING TO SUCH STATEMENTS.

CONCENTRATION OF COMPANY'S REVENUE

     Approximately 38% and 34% of the Company's revenues for the year ended December 31, 1996 and the nine-month period ended September 30, 1997, respectively, were derived from the Company's two centers with the highest revenues, Woodbury Common Premium Outlets and Desert Hills Premium Outlets. The loss of either of these centers or a material decrease in the revenues received from either of such centers for any reason could have a material adverse effect on the Company. In addition, approximately 44% and 39% of the Company's revenues for the year ended December 31, 1996 and the nine-month period ended September 30, 1997, respectively, were derived from the Company's nine centers in California.

LIMITATIONS ON ACQUISITION AND CHANGE IN CONTROL

     OWNERSHIP LIMIT. The Company's Articles of Incorporation (the "Articles of Incorporation") prohibit ownership of more than 7% of the outstanding Common Stock by any person. Such restriction is likely to have the effect of precluding acquisition of control of the Company by a third party without consent of the Board of Directors even if a change in control were in the interest of stockholders.

     REQUIRED CONSENT OF THE OPERATING PARTNERSHIP FOR MERGER OR OTHER SIGNIFICANT CORPORATE ACTION. So long as the limited partners own at least 10% of the capital of the Operating Partnership, the Operating Partnership may not merge, consolidate or engage in any combination with another person or sell all or substantially all of its assets unless approved by the holders of a majority of the limited partnership Units.

     STAGGERED BOARD. The Board of Directors of the Company has three classes of directors, the terms of which will expire in 1998, 1999 and 2000. Directors for each class will be chosen for a three-year term. The staggered terms for directors may affect the stockholders' ability to change control of the Company even if a change in control were in the stockholders' interest.

DISTRIBUTIONS TO STOCKHOLDERS

     To obtain the favorable tax treatment associated with REITs, the Company generally will be required each year to distribute to its stockholders at least 95% of its net taxable income. The ability of the Company to make such distributions is dependent upon the receipt of distributions or other payments from the Operating Partnership.

ADVERSE IMPACT ON DISTRIBUTIONS OF FAILURE TO QUALIFY AS A REIT

     The Company and the Operating Partnership intend to operate in a manner so as to permit the Company to qualify as a REIT under the Code. Although the Company believes that it will operate in such a manner, no assurance can be given that the Company will qualify or remain qualified as a REIT. If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates.

RISKS RELATED TO THE MANUFACTURERS' OUTLET CENTER INDUSTRY

     COMPETITION FROM OTHER MANUFACTURERS' OUTLET CENTERS. Numerous developers and real estate companies are engaged in the development or ownership of manufacturers' outlet centers and other commercial properties and compete with the Company in seeking tenants for outlet centers. This results in competition for the acquisition of prime properties and for tenants who will lease space in the manufacturers' outlet centers that the Company and its competitors own or operate.

         THE RELATIVELY SHORT HISTORY OF MANUFACTURERS' OUTLET CENTERS MAY NOT BE INDICATIVE OF FUTURE PERIODS. Although the manufacturers' outlet center industry has grown over the last several years, the industry represents a relatively new and rapidly growing segment of the retailing industry and, therefore, the long-term performance of these centers may not be comparable to, and cash flows may not be as predictable as, traditional retail malls.

GENERAL REAL ESTATE INVESTMENT RISKS

     ECONOMIC PERFORMANCE AND VALUE OF CENTERS DEPENDENT ON MANY FACTORS. Real property investments are subject to varying degrees of risk. The economic performance and values of real estate can be affected by many factors, including changes in the national, regional and local economic climate, local conditions such as an oversupply of space or a reduction in demand for real estate in the area, the attractiveness of the properties to tenants, competition from other available space, the ability of the owner to provide adequate maintenance and insurance and increased operating costs.

     RISKS OF DEVELOPMENT ACTIVITIES. The Company intends to actively pursue manufacturers' outlet center development projects, including the expansion of existing centers. Such projects generally require expenditure of capital as well as various forms of government and other approvals, the receipt of which cannot be assured.

     DEPENDENCE ON RENTAL INCOME FROM REAL PROPERTY. Since substantially all of the Company's income is derived from rental income from real property, the Company's income and funds for distribution would be adversely affected if a significant number of the Company's tenants were unable to meet their obligations to the Company or if the Company were unable to lease a significant amount of space in the Properties on economically favorable lease terms. In addition, the terms of manufacturers' outlet store tenant leases traditionally have been significantly shorter than in traditional segments of retailing. There can be no assurance that any tenant whose lease expires in the future will renew such lease or that the Company will be able to re-lease space on economically advantageous terms.

     ENVIRONMENTAL RISKS. Under various federal, state and local laws, ordinances and regulations, each of the Company and the Operating Partnership may be considered an owner or operator of real property or may have arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property or disposed of by it, as well as certain other potential costs which could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). Such liability may be imposed whether or not the Company knew of, or was responsible for, the presence of such hazardous or toxic substances.

ABSENCE OF A PUBLIC MARKET

     There is no established trading market for the Preferred Shares and there can be no assurance as to the development or liquidity of any market for the Preferred Shares, the ability of the holders to sell their Preferred Shares or as to the price at which holders of the Preferred Shares may be able to sell their Preferred Shares. Future trading prices of the Preferred Shares will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Initial Purchaser has informed the Company that the Initial Purchaser intends to make a market in the Preferred Shares. However, the Initial Purchaser is not obligated to do so, and any such market making activity may be discontinued at any time without notice to the holders of Preferred Shares.


                RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS

     The following table sets forth the Company's and the Operating Partnership's consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown:

NINE MONTHS                              Year Ended December 31,
ENDED              ---------------------------------------------------------
SEPTEMBER 30, 1997     1996      1995        1994         1993        1992
----------------------------------------------------------------------------
   2.21x              2.84x     3.59x       10.40x       1.45x       1.20x

     The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by the sum of fixed charges and preferred stock dividends. For this purpose, earnings consist of income from continuing operations before minority interest and fixed charges, exclusive of interest capitalized and amortization of loan costs capitalized. Fixed charges consist of interest expense (including interest costs capitalized), the portion of rent expense representative of interest and total amortization of debt issuance costs (expensed and capitalized). No preferred stock dividends were paid by the Company during the periods shown above.

                                   THE COMPANY

     The Company is a self-administered and self-managed REIT that specializes in the development, leasing, marketing, management and long-term ownership of upscale and fashion-oriented manufacturers' outlet centers. As of September 30, 1997, the Company owned and operated 19 centers (the "Properties") containing approximately 4.1 million square feet of GLA, in eleven states. The Properties generally are located near densely populated, high-income metropolitan areas or at or near major tourist destinations. The Company's existing portfolio includes properties in or near New York City, Los Angeles, San Francisco, Sacramento, Portland (Oregon), Kansas City, Atlanta, Cleveland, Honolulu, the Napa Valley, Palm Springs and the Monterey Peninsula. In October 1997, the Company opened the 227,000 square foot first phase of Wrentham Village Premium Outlets (Wrentham, Massachusetts), located near the junction of Interstates 95 and 495 between Boston and Providence. The Company also has properties under development, an expansion of Woodbury Common (Central Valley, New York), its largest center, and expansions of other existing centers. As of September 30, 1997, the Company's portfolio was 99% leased and contained approximately 1,100 stores with approximately 350 different tenants.

     Between the IPO and September 30, 1997, the Company developed, acquired and opened approximately 2.4 million square feet of new GLA, contained in seven new centers, one acquired center and the expansions of twelve existing centers. In March 1997, the Company acquired Waikele Factory Outlets, a manufacturers' outlet center near Honolulu, Hawaii with 214,000 square feet of GLA. The Company is in the process of entitling sites and planning development for 1998 and beyond.

     All of the Company's interests in the Properties are held by, and all of its operations relating to the Properties are conducted through, the Operating Partnership, which is 81.6% owned and managed by the Company (exclusive of the Series A Preferred Units). It is the Company's policy that it shall not incur indebtedness other than short-term trade, employee compensation, dividends payable or similar indebtedness that will be paid in the ordinary course of business, and that indebtedness shall instead be incurred by the Operating Partnership to the extent necessary to fund the business activities conducted by the Operating Partnership and its subsidiaries.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale by the Selling Holders of the Preferred Shares. The net proceeds to the Company from the sale of the Preferred Shares on the Original Offering Date was approximately $48.4 million. Such net proceeds were used to repay outstanding indebtedness under the Company's unsecured bank credit facilities.

                         DESCRIPTION OF PREFERRED SHARES
GENERAL

     The Company is authorized to issue up to 5,000,000 shares of preferred stock, $0.01 par value per share, in one or more series, with such designations, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, the fixing of the dividend rights, dividend rate or rates, conversion rights, voting rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences, in each case, if any, as the Board of Directors of the Company may determine by adoption of an applicable supplementary articles (a "Designating Amendment") to the Articles of Incorporation, without any further vote or action by the shareholders.

     On October 7, 1997, a form of Designating Amendment was adopted determining the terms of a series of preferred stock consisting of 1,000,000 shares, designated 8 3/8% Series A Cumulative Redeemable Preferred Stock. The following summary of the terms and provisions of the Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Articles of Incorporation and the Designating Amendment designating the Preferred Shares.

     The Company contributed or otherwise transferred the net proceeds of the sale of the Preferred Shares to the Operating Partnership in exchange for 8 3/8% Series A Preferred Units (the "Series A Preferred Units") in the Operating Partnership, the economic terms of which are substantially identical to the Preferred Shares. The Operating Partnership will be required to make all required distributions on the Series A Preferred Units (which will mirror the payments of dividends, including accumulated and unpaid dividends upon redemption, and the amount of the liquidation preference applicable to the Preferred Shares) prior to any distribution of cash or assets to the holders of the Units or to the holders of any other interests in the Operating Partnership, except for any other series of preference units ranking on a parity with the Series A Preferred Units as to distributions and/or liquidation rights and except for distributions required to enable the Company to maintain its qualification as a REIT.

     The Company's Credit Facilities include covenants that restrict the ability of the Operating Partnership to make distributions in excess of stated amounts, which in turn restrict the discretion of the Company to declare and pay dividends. In general, during any fiscal year the Operating Partnership may only distribute the lesser of (i) 90% of funds from operations for any fiscal year or
(ii) 100% of funds from operations for any two consecutive fiscal quarters. Each Credit Facility contains exceptions to these limitations to allow the Operating Partnership to make distributions necessary to allow the Company to maintain its status as a REIT. The Company does not believe that these covenants will adversely affect the ability of the Operating Partnership to make distributions in an amount sufficient to permit the Company to pay dividends with respect to the Preferred Shares.

     The Preferred Shares have been validly issued and are fully paid and nonassessable and are not subject to any preemptive or similar rights.

     The registrar, transfer agent and dividends disbursing agent for the Preferred Shares is Boston EquiServe, L.P., Boston, Massachusetts.

RANK

     The Preferred Shares, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company, rank (i) senior to the Common Stock and to all other shares of capital stock of the Company which, by their terms, rank junior to the Preferred Shares and (ii) on a parity with all other shares of preferred stock of the Company which are not by their terms junior to the Preferred Shares.

DIVIDENDS

     Holders of the Preferred Shares are entitled to receive, when and as authorized by the Board of Directors of the Company, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8.375% of the liquidation preference per annum (equivalent to $4.1875 per share per annum). Such dividends shall accumulate from the Original Offering Date and shall be payable quarterly in arrears on the 15th day of each January, April, July and October or, if not a business day, the succeeding business day (each, a "Dividend Payment Date"). The first dividend on the Preferred Shares will be paid on January 15, 1998. Any dividend payable on the Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the share records of the Company at the close of business on the applicable record date, which shall be the 1st day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors of the Company for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

     No dividends on the Preferred Shares shall be authorized by the Board of Directors of the Company or be paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company (or the Operating Partnership, as to the Series A Preferred Units), including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

     Notwithstanding the foregoing, dividends on the Preferred Shares will accumulate whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized. Accumulated but unpaid dividends on the Preferred Shares do not bear interest and holders of the Preferred Shares are not entitled to any dividends in excess of full cumulative dividends as described above.

     No dividends will be declared or paid or set apart for payment on any capital stock of the Company ranking, as to dividends, on a parity with or junior to the Preferred Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Preferred Shares for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Preferred Shares and the shares of each other series of preferred stock ranking on a parity as to dividends with the Preferred Shares, all dividends declared on the Preferred Shares and any other series of preferred stock ranking on a parity as to dividends with the Preferred Shares shall be declared pro rata so that the amount of dividends declared per Preferred Share and such other series of preferred stock shall in all cases bear to each other the same ratio that accumulated dividends per Preferred Share and such other series of preferred stock bear to each other.

     Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Preferred Shares for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other capital stock ranking junior to the Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Shares as to dividends or upon liquidation, nor shall any shares of Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Shares as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Shares as to dividends and upon liquidation).

     Any dividend payment made on the Preferred Shares shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

LIQUIDATION PREFERENCE

     In the event of any liquidation, dissolution or winding up of the affairs of the Company (generally referred to herein as a "liquidation"), the holders of the Preferred Shares will be entitled to be paid out of the assets of the Company legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Company's Board of Directors in the amount of a liquidation preference of $50.00 per share, plus an amount equal to any accumulated and unpaid dividends, if any, thereon to the date of such liquidation, dissolution or winding up, before any distribution of assets is made to holders of Common Stock or any other capital stock ranking junior to the Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company.

     In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on the Preferred Shares and the corresponding amounts payable on the shares of each other series of preferred stock of the Company ranking on a parity with the Preferred Shares in the distribution of assets upon liquidation, then the holders of the Preferred Shares and any other series of preferred stock of the Company ranking on a parity with the Preferred Shares in the distribution of assets upon liquidation shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     The consolidation or merger of the Company with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Company.

REDEMPTION

     The Preferred Shares are not redeemable prior to October 15, 2027. On and after October 15, 2027, the Company, at its option upon not less than 30 nor more than 60 days' written notice, may redeem the Preferred Shares, in whole or in part at any time or from time to time, in cash at a redemption price of $50.00 per share, plus accumulated and unpaid dividends, if any, thereon to the date fixed for redemption (except as provided below), without interest, to the extent the Company will have funds legally available therefor. The redemption price of the Preferred Shares (other than any portion thereof consisting of accumulated and unpaid dividends) shall be paid solely from the sale proceeds of other capital stock of the Company and not from any other source. For purposes of the preceding sentence, "capital stock" means any common stock, preferred stock, depositary shares, interests, participation, or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Holders of Preferred Shares to be redeemed shall surrender such Preferred Shares at the place designated in the notice of redemption and shall be entitled to the redemption price upon such surrender. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been irrevocably set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accumulate on such Preferred Shares, such shares shall no longer be deemed outstanding and all rights of the holders of such Preferred Shares will terminate, except the right to receive the redemption price. If fewer than all of the outstanding Preferred Shares are to be redeemed, the Preferred Shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional Preferred Shares) or by any other equitable method determined by the Company.

     Notwithstanding the foregoing, unless full cumulative dividends on the Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Preferred Shares for all past dividend periods and the then current dividend period, no Preferred Shares shall be redeemed unless all outstanding Preferred Shares are simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares. In addition, unless full cumulative dividends on the Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Preferred Shares for all past dividend periods and the then current dividend period, the Company shall not purchase or otherwise acquire, directly or indirectly, any Preferred Shares; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares.

     Notice of redemption will be given by publication in a newspaper of general circulation in The City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice furnished by the Company will be mailed by the registrar, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the registrar. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Preferred Shares to be redeemed; (iv) the place or places where the Preferred Shares are to be surrendered for payment of the redemption price; and (v) that dividends on the Preferred Shares to be redeemed will cease to accumulate on such redemption date. If fewer than all the Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Preferred Shares to be redeemed from such holder.

     The holders of Preferred Shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or the Company's default in the payment of the dividend due. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Preferred Shares to be redeemed.

     The Preferred Shares do not have a stated maturity and are not subject to any sinking fund or mandatory redemption provisions (except as provided under "--Restrictions on Transfer" below).

VOTING RIGHTS

     Except as indicated below or except as otherwise from time to time required by applicable law, the holders of Preferred Shares will have no voting rights.

     On any matter on which the Preferred Shares are entitled to vote (as expressly provided herein or as may be required by law), including any action by written consent, each Preferred Share shall be entitled to one vote. With respect to each Preferred Share, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of such holder.

     If dividends on the Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of the Preferred Shares (voting separately as a class with all other series of preferred stock of the Company upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to serve on the Board of Directors of the Company at a special meeting called by the holders of record of at least ten percent of the Preferred Shares (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of the stockholders, and at each subsequent annual meeting until all dividends accumulated on the Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for payment thereof set aside for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

     So long as any Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Company or reclassify any authorized capital stock of the Company into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock; or (ii) amend, alter or repeal the provisions of the Articles of Incorporation or the Designating Amendment, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Preferred Shares or the holders thereof; PROVIDED, HOWEVER, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of holders of Preferred Shares; and PROVIDED, FURTHER, that (x) any increase in the amount of the authorized preferred stock of the Company or the creation or the issuance of any other series of preferred stock, or (y) any increase in the amount of authorized Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, all outstanding Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION

     The Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.

SHAREHOLDER LIABILITY

     Applicable Maryland law provides that no shareholder, including holders of Preferred Shares, shall be personally liable for the acts and obligations of the Company and that the funds and property of the Company shall be the only recourse for such acts or obligations.

RESTRICTIONS ON TRANSFER

     The Designating Amendment contains certain restrictions on the number of Preferred Shares that a single shareholder may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding Preferred Shares and Common Stock may be owned, actually and constructively under the applicable constructive ownership provisions of the Code, by five or fewer individuals (as are defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The Preferred Shares and Common Stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. Because the Company has elected to be treated as a REIT, the Articles of Incorporation and the Designating Amendment of the Company contain restrictions on the acquisition of Preferred Shares and Common Stock intended to ensure compliance with these requirements.

     Subject to certain exceptions specified in the Designating Amendment, no person may own, after taking account the applicable constructive ownership provisions of the Code, more than 7% (the "Ownership Limit") of the outstanding Preferred Shares. Under the constructive ownership rules, Preferred Shares owned by an entity, including a corporation, life insurance company, mutual fund or pension trust, are treated as owned by the ultimate individual beneficial owners of the entity. In addition, a holder is prohibited from acquiring any Preferred Shares if such acquisition would cause five individuals to own (actually and constructively under the applicable constructive ownership of the Code) in the aggregate more than 50% in value of the outstanding Preferred Shares and Common Stock.

     If any shareholder purports to transfer shares to a person and either the transfer would result in the Company failing to qualify as a REIT, or the shareholder knows that such transfer would cause the transferee to hold more than the applicable Ownership Limit, the purported transfer will be null and void as to that number of shares the transfer of which would cause a violation of the applicable limit, and the intended transferee (the "Purported Transferee") shall not acquire any rights in the shares and those shares will be transferred by operation of law to the Company, as trustee of a charitable trust (the "Charitable Trust") created for the exclusive benefit of The American Cancer Society, a designated charity. The Company, as trustee of the Charitable Trust, may transfer the shares held in trust to a person (the "Permitted Transferee") whose ownership would not violate the Company's ownership restrictions. Upon a transfer by the Charitable Trust, the Purported Transferee would receive the lesser of (i) the price paid by him for the shares, or if no value is given for the shares, the market price of the shares on the day of the event causing the shares to be held in trust, and (ii) the price per share received by the Company, as trustee, from the sale of the shares held in trust. Any proceeds in excess of the amount payable to the Purported Transferee will be paid to the designated charity.

     The Purported Transferee will not be entitled to designate a Permitted Transferee, vote any shares it attempts to acquire or receive any dividends or distributions. Any dividends or distributions paid to the Purported Transferee must be repaid to the Company and held in trust for the designated charity. If a Purported Transferee votes, any stockholder vote will be rescinded if the stockholder vote would have been decided differently had the Purported Transferee's vote not been counted. Any shares held in the Charitable Trust will be deemed to have been offered for sale to the Company or its designee, for a 90-day period, at the lesser of the price paid by the Purported Transferee and the market price on the date the Company accepts the offer.

     The foregoing provisions are designed to provide that the Purported Transferee will not receive any economic benefit from the attempted transfer.

     All certificates representing Preferred Shares will bear a legend referring to the restrictions described above.

     The Designating Amendment provides that each shareholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in good faith in order to determine the Company's status as a REIT.

BOOK-ENTRY SYSTEM

     The Preferred Shares will be represented by a single fully-registered certificate in book-entry form (the "Global Certificate") which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC's nominee. Except as set forth below, the Global Certificate may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

     So long as DTC or its nominee is the registered owner of the Global Certificate, DTC or its nominee, as the case may be, will be considered the sole recordholder of the Preferred Shares represented by the Global Certificate. Except as provided below, owners of beneficial interests in the Global Certificate will not be entitled to have Preferred Shares represented by the Global Certificate registered in their names, will not receive or be entitled to receive physical delivery of Preferred Shares in certificated form and will not be considered the recordholders thereof. The laws of some states require that certain purchasers of securities take physical delivery of securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in the Global Certificate.

     The following is based on information furnished by DTC:

     DTC will act as securities depository for the Preferred Shares. The Preferred Shares will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). Initially, one fully registered Preferred Share certificate will be issued to represent the Preferred Shares.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Preferred Shares under the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Shares on DTC's records. The ownership interest of each actual purchaser of each Preferred Share ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Preferred Shares are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in Preferred Shares, except in the event that use of the book-entry system for the Preferred Shares is discontinued.

     To facilitate subsequent transfers, all Preferred Shares deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Preferred Shares with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Shares; DTC records reflect only the identity of the Direct Participants to whose accounts Preferred Shares are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

     Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Shares represented by the Global Certificate are to be redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participants to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Preferred Shares. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Shares are credited on the record date (identified on a list attached to the Omnibus Proxy).

     Dividend payments, redemption proceeds and other distributions in respect of the Preferred Shares will be made in immediately available funds by the Company or the Company's agent to DTC. DTC's practice is to credit Direct Participant's accounts, upon receipt of funds and corresponding detail information from the Company or the Company's agent, on the payable date in accordance with their respective holdings as shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Company or the Company's agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments in respect of the Preferred Shares to DTC are the responsibility of the Company or the Company's agent, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the Preferred Shares at any time by giving reasonable notice to the Company or the Company's agent. Under such circumstances, in the event that a successor securities depository is not appointed, Preferred Share certificates are required to be printed and delivered.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Preferred Share certificates will be printed and delivered.

     None of the Company, the Company's agent or the Initial Purchaser will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Certificate, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain federal income tax considerations is based on current law, is for general information only, and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. In addition, this section does not discuss foreign, state, or local taxation. Prospective investors should consult, and must depend on, their own tax advisors regarding the state, local, foreign and other tax consequences of holding and disposing of Preferred Shares.

     DIVIDENDS AND OTHER DISTRIBUTIONS. As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. stockholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. stockholder" means a holder of Preferred Shares that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a United States court is able to exercise primary supervision over the administration of such trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends will be taxed as gain from the sale of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the U.S. stockholder has held his stock. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. Stockholders' bases in their shares will be increased by undistributed long-term capital gains so designated by the Company less the taxes thereon paid by the Company and credits to stockholders. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted basis of the U.S. stockholder's stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a stockholder's stock, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Preferred Shares had been held for one year or less), assuming the Preferred Shares are a capital asset in the hands of the U.S. stockholder.

     If the Company elects to retain, rather than distribute as a capital gain dividend, its net long-term capital gains, the Company would pay tax on such retained net long-term capital gains. In addition, for tax years of the Company beginning on or after January 1, 1998, to the extent timely designated by the Company, a U.S. stockholder generally would (i) include its proportionate share of such undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of the Company's taxable year falls (subject to certain limitations as to the amount so includable), (ii) be deemed to have paid the capital gains tax imposed on the Company on the designated amounts included in such U.S. stockholder's long-term capital gains, (iii) receive a credit or refund for such amount or of tax deemed paid by it, (iv) increase the adjusted basis of its Preferred Shares by the difference between the amount of such includable gains and the tax deemed to have been paid by it, and (v) in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the Internal Revenue Service.

     U.S. stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Preferred Shares will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a U.S. stockholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Preferred Shares (or distributions treated as such), however, will be treated as investment income only if the U.S. stockholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify U.S. stockholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.

     In determining the extent to which a distribution on the Preferred Shares constitutes a dividend for tax purposes, the earnings and profits of the Company will be allocated first to distributions with respect to the Preferred Shares and then to distributions with respect to the Common Stock.

   INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING. The Company will report to its U.S. stockholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their nonforeign status to the Company. The Treasury Department has issued regulations regarding the backup withholding rules as applied to non-U.S. stockholders that unify current certification procedures and forms and unify reliance standards but generally do not substantially alter the current system of backup withholding compliance. These regulations will be generally effective with respect to distributions made after December 31, 1998, subject to certain transition rules.

         SALE OR EXCHANGE OF PREFERRED SHARES. Upon the sale or exchange of Preferred Shares to a party other than the Company, a holder of Preferred Shares will realize a capital gain or loss (provided the Preferred Shares are held as a capital asset) measured by the difference between the amount realized on the sale or other disposition and the holder's adjusted tax basis in the Preferred Shares. In general, such gain or loss will be a long-term capital gain or loss if the holder's holding period with respect to the Preferred Shares is more than one year at the time of the sale or exchange. Lower capital gains rates will apply to individuals who have held such Preferred Shares for more than 18 months. Further, any loss on a sale of Preferred Shares which were held by the holder for six months or less and with respect to which a capital gain dividend was received will be treated as a long term capital loss, up to the amount of the capital gain dividend received with respect to such shares.

         REDEMPTION OF PREFERRED SHARES. The treatment to be accorded to any redemption by the Company of Preferred Shares can only be determined on the basis of particular facts as to each holder of Preferred Shares at the time of redemption. In general, a holder of Preferred Shares will recognize capital gain or loss (provided the Preferred Shares are held as a capital asset) measured by the difference between the amount realized by the holder upon the redemption and such holder's adjusted tax basis in the Preferred Shares redeemed if such redemption (i) results in a "complete termination" of the holder's interest in all classes of shares of the Company under Section 302(b) (3) of the Code, (ii) is "substantially disproportionate" with respect to the holder's interest in the Company under Section 302(b)(2) of the Code (which will not be the case if only Preferred Shares are redeemed, since they generally do not have voting rights) or (iii) is "not essentially equivalent to a dividend" with respect to the holder of Preferred Shares under Section 302(b)(1) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, generally must be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Preferred Shares depends upon the facts and circumstances at the time when the determination must be made, prospective investors are advised to consult their own tax advisors to determine such tax treatment.

                               REGISTRATION RIGHTS

     The Company and the Operating Partnership entered into a registration rights agreement with the Initial Purchaser (the "Registration Rights Agreement") for the benefit of the holders of the Preferred Shares wherein the Company agreed, for the benefit of the holders of the Preferred Shares, to use its best efforts to keep the Registration Statement effective until the earlier of October 15, 1999 or such time as all of the Preferred Shares have been sold thereunder or otherwise cease to be registrable securities within the meaning of the Registration Rights Agreement.

     The Company will provide to each holder of Preferred Shares copies of this Prospectus, notify each such holder when the Registration Statement for the Preferred Shares has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Preferred Shares. Pursuant to the Registration Rights Agreement, the Initial Purchaser shall pay all expenses of the registration of the Preferred Shares, up to a maximum amount of $100,000. The Company is not obligated under the Registration Rights Agreement to pay certain costs and expenses such as in connection with opinions of counsel of such Selling Holders or accountants' "cold comfort" letters and the officers and directors of the Company are not obligated under the Registration Rights Agreement to participate in marketing efforts on behalf of such Selling Holders.

     Each Preferred Share certificate contains a legend to the effect that the holder thereof, by its acceptance thereof, is deemed to have agreed to be bound by the provisions of the Registration Rights Agreement. In that regard, each holder will be deemed to have agreed that, upon receipt of notice from the Company of the occurrence of any event which makes such statement in this Prospectus untrue in any material respect or which requires the making of any changes in this Prospectus in order to make the statements therein not misleading or of certain other events specified in the Registration Rights Agreement, such holder will suspend the sale of Preferred Shares pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such holder or the Company has given notice that the sale of the Preferred Shares may be resumed. The Company will be permitted to suspend use of this Prospectus for a period not to exceed 30 days in any three-month period or two periods not to exceed an aggregate of 45 days (whether or not consecutive) in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events.

     If the Company shall give such notice to suspend the sale of the Preferred Shares, it shall extend the relevant period referred to above during which the Company is required to keep effective the Registration Statement by the number of days during the period from and including the date of the giving of such notice to and including the date when holders shall have received copies of the supplemented or amended prospectus necessary to permit resales of the Preferred Shares or to and including the date on which the Company has given notice that the sale of Preferred Shares may be resumed, as the case may be.

     If the Registration Statement ceases to remain effective or be available for use by holders of the Preferred Shares at any time prior to October 15, 1999 (other than after such time as all Preferred Shares have been disposed of thereunder or otherwise cease to be registrable securities within the meaning of the Registration Rights Agreement), except as permitted in the second preceding paragraph with respect to suspensions of the use of this Prospectus, then an additional amount ("Liquidated Damages") shall be payable at a rate of 0.50% per annum of the liquidation preference of the Preferred Shares commencing on the day the Registration Statement ceases to remain effective or be available or on the 31st day in any three-month period or 46th day in any twelve-month period following the day the Registration Statement ceases to remain effective or be available, as the case may be; PROVIDED, however, that the Liquidated Damages may not exceed in the aggregate 0.50% per annum of the liquidation preference of the Preferred Shares; PROVIDED, FURTHER, HOWEVER, that upon the effectiveness or availability of the Registration Statement which had ceased to remain effective or be available, Liquidated Damages on the Preferred Shares shall cease to be payable.

     Any amounts of Liquidated Damages due pursuant to the preceding paragraph will be payable in cash on the next succeeding Dividend Payment Date to the holders of record at the close of business on the Dividend Record Date immediately preceding such date.

     The Registration Rights Agreement is governed by, and construed in accordance with, the laws of the State of New York. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement.

                                 SELLING HOLDERS

     The Preferred Shares were originally issued by the Company and sold by the Initial Purchaser in compliance with Rule 144A under the Securities Act to "qualified institutional buyers" (as defined in Rule 144A of the Securities
Act). These purchasers or their transferees, pledgees, donees or successors (the "Selling Holders") may from time to time offer and sell pursuant to this Prospectus any or all of the Preferred Shares. Although none of the Selling Holders have advised the Company that they currently intend to sell all or any of the Preferred Shares pursuant to this Prospectus, the Selling Holders may choose to sell the Preferred Shares from time to time upon notice to the Company. See "Plan of Distribution."

     In view of the fact that Selling Holders may offer all or a portion of the Preferred Shares held by them pursuant to this offering and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the number of Preferred Shares that will be held by the Selling Holders after completion of this offering.

     Prior to any use of this Prospectus in connection with any offer or sale of the Preferred Shares, this Prospectus will be supplemented to set forth the name and number of shares beneficially owned by the Selling Holder intending to sell such Preferred Shares, and the number of Preferred Shares to be offered. The Prospectus Supplement will also disclose whether any Selling Holder selling in connection with such Prospectus Supplement has held any position or office with, been employed by or otherwise has a material relationship with, the Company or any of its affiliates during the three years prior to the date of the Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     The Preferred Shares may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Preferred Shares to or through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders and any underwriters, dealers or agents that participate in the distribution of Preferred Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Preferred Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at prices related to the then current market price at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Preferred Shares may be effectuated in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Preferred Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market, or (iv) through the writing and exercise of options. At the time a particular offering of the Preferred Shares is made, a Prospectus Supplement will be distributed which will set forth the aggregate amount of the Preferred Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed to be paid to dealers. The Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Preferred Shares. In addition, the Preferred Shares covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus. To comply with the securities laws of certain jurisdictions, if applicable, the Preferred Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Preferred Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

     The Selling Holders will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Preferred Shares by the Selling Holders. The foregoing may affect the marketability of such securities.

     Pursuant to the Registration Rights Agreement, the Initial Purchaser shall pay all expenses of the registration of the Preferred Shares, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws, up to a maximum amount of $100,000; provided, however, that the Selling Holders will pay all underwriting discounts and selling commissions, if any. The Selling Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                                  LEGAL MATTERS

     The validity of the Preferred Shares and certain United States federal income taxation matters will be passed upon for the Company by Stroock & Stroock & Lavan LLP, New York, New York, and for any underwriters, dealers or agents by Brown & Wood LLP, New York, New York.

                                     EXPERTS

     The consolidated financial statements and schedule of the Company at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The statement of revenues and certain expenses of Waikele Factory Outlet Stores for the year ended December 31, 1996, appearing in the Company's Current Report on Form 8-K dated April 11, 1997, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statement is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the distribution of the Preferred Shares (all of which shall be paid by the Initial Purchaser) being registered hereunder (other than underwriting discounts) are set forth in the following table (all amounts except the SEC registration fee are estimated):

Securities and Exchange Commission Registration Fee....   $ 14,750
Accounting Fees and Expenses...........................   $ 10,000
Legal Fees and Expenses................................   $ 25,000
Printing Expenses......................................   $ 10,000
Miscellaneous..........................................   $    250
                                                         ----------
       Total...........................................   $ 60,000
                                                         ==========
ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is a Maryland corporation. The Company's Articles of Incorporation contain a provision limiting the liability of the directors and officers to the fullest extent permitted by Section 5-349 of the Courts and Judicial Proceedings Code of Maryland. The Company's Articles of Incorporation also contain a provision permitted under Maryland General Corporation Law eliminating (with limited exceptions) each director's personal liability for monetary damages for breach of any duty as a director. In addition, the Company's Articles of Incorporation and Bylaws provide for the Company's indemnification of its directors and officers from certain liabilities and expenses, as well as advancement of costs, expenses and attorneys' fees, to the fullest extent permitted under Maryland General Corporation Law. Such rights are contract rights fully enforceable by each beneficiary thereof, and are in addition to, and not exclusive of, any other right to indemnification.

ITEM 16.  EXHIBITS.

         4.1  --  Registration Rights Agreement dated October 7,
                  1997 by and among the Company, the Operating
                  Partnership and the Initial Purchaser.
         4.2  --  Form of Preferred Stock Certificate.
         5.1  --  Opinion of Stroock & Stroock & Lavan LLP as to
                  the legality of the Preferred Shares.
         8.1  --  Opinion of Stroock & Stroock & Lavan LLP as to
                  certain tax matters (included in Exhibit 5.1).
         12   --  Calculation of Ratios of Earnings to Fixed
                  Charges and Preferred Stock Dividends.
         23.1 --  Consent of Stroock & Stroock & Lavan LLP
                  (included in Exhibit 5.1).
         23.2 --  Consent of Ernst & Young LLP.
         24   --  Power of Attorney (included on signature page
                  of this Registration Statement).

---------------

ITEM 17.  UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                        (i)   To include any prospectus required by
Section 10(a)(3) of the Securities Act;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Securities Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the Registrant after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the Registrant and no reoffering of such securities by the purchasers is proposed to be made.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseland, State of New Jersey , on December 17, 1997.


                            CHELSEA GCA REALTY, INC.

                            BY: /S/ Leslie T. Chao
                                Leslie T. Chao
                                President and Chief Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David C. Bloom, Leslie T. Chao, Michael J. Clarke and Denise M. Elmer, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) of and supplements to this Registration Statement and any Registration Statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                         TITLE                           DATE

/s/ David C. Bloom    Chairman of the Board of Directors and  December 17, 1997
------------------    Chief Executive
David C. Bloom        (Principal Executive Officer)

/s/ Barry M. Ginsburg  Director and Chairman of               December 17, 1997
---------------------  the Executive Committee
Barry M. Ginsburg

/s/ Leslie T. Chao    President and Chief Financial Officer   December 17, 1997
------------------    (Principal Financial Officer)
Leslie T. Chao

/s/ Michael J. Clarke Vice President-Finance                  December 17, 1997
------------------    (Principal Accounting Officer)
Michael J. Clarke

/s/ William D. Bloom
-------------------           Director                        December 17, 1997
William D. Bloom

/s/ Brendan T. Byrne
--------------------          Director                        December 17, 1997
Brendan T. Byrne

/s/ Robert Frommer
--------------------          Director                        December 17, 1997
Robert Frommer

/s/ Philip D. Kaltenbacher
--------------------------    Director                        December 17, 1997
Philip D. Kaltenbacher

/s/ Reuben S. Leibowitz
-----------------------       Director                        December 17, 1997
Reuben S. Leibowitz

                                  EXHIBIT INDEX


EXHIBITS                     DESCRIPTION                             PAGE NO.

4.1      --       Registration Rights Agreement dated October 7,
                  1997 by and among the Company, the Operating
                  Partnership and the Initial Purchaser.
4.2      --       Form of Preferred Stock Certificate.
5.1      --       Opinion of Stroock & Stroock & Lavan LLP as to
                  the legality of the Preferred Shares.
8.1      --       Opinion of Stroock & Stroock & Lavan LLP as to
                  certain tax matters (included in  Exhibit 5.1).
12       --       Calculation of Ratios of Earnings to Fixed
                  Charges and Preferred Stock  Dividends.
23.1     --       Consent of Stroock & Stroock & Lavan LLP
                  (included in Exhibit 5.1).
23.2     --       Consent of Ernst & Young LLP.
24       --       Power of Attorney (included on signature page
                  of this Registration Statement).